Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations	Paul Henning 212-554-5462
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Fourth Quarter Results;

Issues 2006 Guidance

2005 Highlights:

•	Total revenue grew 50% over 2004 to $145.7 million

•	Managed revenue grew 25% to $151.0 million

•	Diluted earnings per share of $0.95 (including a one time charge of $0.04 per diluted share for the acceleration of stock options) versus $0.76 for 2004 was in line with expectations

•	Total client census increased 23% to 35,646 from 29,066

•	Total direct and managed contracts increased 69% to 527 from 312

TUCSON, ARIZONA – March 15, 2006 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the fourth quarter and full year ended December 31, 2005.

For the fourth quarter, the Company reported net income of $2.4 million, or $0.24 per diluted share, compared to $2.4 million, or $0.25 per diluted share, for the prior year period. This includes a one time charge of $395,000 net of tax, or $0.04 per diluted share, for the acceleration of stock options. Revenue was $41.1 million for the fourth quarter of 2005, an increase of 39% from $29.6 million for the comparable period in 2004. Providence’s direct client census grew to 18,893 at December 31, 2005, a 23% increase from 15,421 at December 31, 2004. The number of direct contracts increased to 281 at December 31, 2005 from 196 at December 31, 2004.

For the year, the Company reported net income of $9.4 million, or $0.95 per diluted share after giving affect to the one time $0.04 per diluted share stock option acceleration charge, in line with previously announced guidance. This compares to net income of $7.1 million, or $0.76 per diluted share for 2004. Revenue increased 50% to $145.7 million from $97.0 million one year ago.

Managed revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in

—more—

5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports Year End 2005 Financial Results

return for a negotiated management fee, increased 25% to $151.0 million for the year ended December 31, 2005 from $121.0 million for the prior year. Managed revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 16,753 at December 31, 2005 as compared to 13,645 at December 31, 2004. Contracts of managed entities grew from 116 to 246 year over year.

“Home and community based social services continue to be looked upon as part of the solution to states’ growing eligible population and budget issues,” commented Fletcher McCusker, Chairman and CEO. “In spite of the budget delays created by Congress beginning in October 2005, our financial results were in line with the guidance we issued early in 2005. In fact, many states, particularly our Sunbelt states, did not experience any negative impact from the political fallout associated with the federal budget and in the end, the federal budget was a net positive for community based care initiatives.”

“The fourth quarter also marked 35 consecutive quarters of revenue growth for Providence. For all of 2005 we saw internal growth of approximately 30% as we added new services and locations to existing businesses. During the year, we made four strategic acquisitions and entered four new states. With our recent A to Z acquisition in early 2006, we are now in 32 states. We continue to believe that Providence is well positioned to be a beneficiary of the growing trend away from more expensive and typically less efficacious institutional care,” Mr. McCusker added.

2006 Financial Guidance

The following table highlights Providence’s 2006 guidance.

	2006
Forecast	Q1	Q2	Q3	Q4	Total
Revenues (in millions)	$43	$45	$45	$47	$180
Diluted earnings per share	$0.24	$0.30	$0.33	$0.38	$1.25
Operating expenses (% of Revenues)					87%
Net margin (% of Revenues)					7%

Providence’s 2006 guidance assumes that 100% of the Company’s contracts are renewed with a small cost of living increase and that census will continue to grow based upon current contract commitments. It further assumes diluted common shares outstanding of approximately 10.2 million for 2006. This guidance does not include any projections for acquisition activity, with the exception of acquisitions completed or anticipated to be completed in the first quarter of 2006, any unannounced material contracts or sole source agreements potentially available or any proposed offerings of our common stock. The Company expects an effective tax rate of 41% for 2006.

Quarterly forecasts take into account the booking of a significant portion of the Company’s 2005 audit fees in the first quarter of 2006 as well as the decreased seasonal demand in the third

—more—

Providence Service Corporation Reports Year End 2005 Financial Results

quarter for the Company’s home and community based services with respect to its educational and tutoring services. The 2005 audit fees are expected to amount to approximately $540,000, and include attestation of management’s assessment of internal control over financial reporting.

Providence will hold a conference call on Thursday, March 16, 2006 at 11:00 a.m. EST (9:00 a.m. Arizona and MST, 8:00 a.m. PST). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (800) 561-2718, or for international callers (617) 614-3525 and by using the passcode 48718697. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 23, 2006, by dialing (888) 286-8010 or (617) 801-6888, and using passcode 11284686.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 527 government contracts in 25 states and the District of Columbia as of December 31, 2005.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, contracts or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

—financial tables to follow—

Providence Service Corporation Reports Year End 2005 Financial Results

The Providence Service Corporation

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Home and community based services	$31,681	$23,500	$115,466	$73,106
Foster care services	4,547	3,311	15,795	13,178
Management fees	4,880	2,802	14,447	10,682

	41,108	29,613	145,708	96,966
Operating expenses:
Client service expense	30,451	22,506	108,939	71,884
General and administrative expense	5,679	3,090	18,178	12,179
Depreciation and amortization	688	415	2,094	1,325

Total operating expenses	36,818	26,011	129,211	85,388

Operating income	4,290	3,602	16,497	11,578
Other (income) expense:
Interest expense	460	107	1,033	433
Interest income	(70)	(44)	(268)	(175)

Income before income taxes	3,900	3,539	15,732	11,320
Provision for income taxes	1,528	1,123	6,307	4,235

Net income	$2,372	$2,416	$9,425	7,085

Earnings (loss) per common share:
Basic	$0.24	$0.25	$0.97	$0.77

Diluted	$0.24	$0.25	$0.95	$0.76

Weighted-average number of common shares outstanding:
Basic	9,813,118	9,478,015	9,667,416	9,216,988
Diluted	10,067,691	9,613,098	9,884,878	9,355,480

—more—

Providence Service Corporation Reports Year End 2005 Financial Results

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$8,994	$10,657
Accounts receivable-billed, net of allowance of $523,000 and $221,000	19,972	18,152
Accounts receivable - unbilled	4,486	671
Management fee receivable	6,623	5,023
Other receivables	2,363	—
Restricted cash	1,950	786
Prepaid expenses and other	4,505	2,748
Notes receivable	288	—
Deferred tax asset	790	475

Total current assets	49,971	38,512
Property and equipment, net	2,385	2,316
Notes receivable from unconsolidated affiates	1,319	1,282
Goodwill	44,732	24,717
Intangible assets, net	19,496	7,511
Deferred tax asset	—	607
Other assets	1,110	976

Total assets	$119,013	$75,921

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,134	$1,244
Accrued expenses	11,283	7,995
Deferred revenue	183	948
Reinsurance liability reserve	1,859	—
Current portion of capital lease obligations	—	103
Current portion of long-term obligations	4,083	300

Total current liabilities	19,542	10,590
Deferred tax liability	3,983	—
Capital lease obligations, less current portion	—	33
Long-term obligations, less current portion	14,241	700
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 9,822,486 and 9,486,879 issued and outstanding (including treasury shares)	10	9
Additional paid-in capital	72,955	65,732
Retained earnings (deficit)	8,581	(844)

	81,546	64,897
Less 146,905 treasury shares, at cost	299	299

Total stockholders’ equity	81,247	64,598

Total liabilities and stockholders’ equity	$119,013	$75,921

—more—

Providence Service Corporation Reports Year End 2005 Financial Results

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2005	2004
Operating activities
Net income	$9,425	$7,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	928	712
Amortization	1,166	613
Amortization of deferred financing costs and discount on investment	123	102
Deferred income taxes	(68)	8
Stock compensation	601	144
Tax benefit upon exercise of stock options	1,171	497
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(3,679)	(6,178)
Management fee receivable	(1,596)	(1,426)
Other receivable	(2,363)	—
Reinsurance liability reserve	1,859	—
Prepaid expenses and other	(1,524)	(1,924)
Accounts payable and accrued expenses	3,178	1,965
Deferred revenue	(766)	402

Net cash provided by operating activities	8,455	2,000
Investing activities
Purchase of property and equipment	(917)	(875)
Purchase of intangibles	(2,156)	(1,606)
Acquisition of businesses, net of cash acquired	(24,336)	(15,831)
Redemption (purchase) of held-to-maturity investments	—	4,000
(Advances to) distributions received from unconsolidated affiliate	—	(875)
Restricted cash for contract performance	(989)	(513)
Purchase of short-term investments	(40)	—
Working capital advances to third party	(225)	—
Settlement note from former related party	(100)	—

Net cash used in investing activities	(28,763)	(15,700)
Financing activities
Net (payments) borrowings on revolving note	—	(94)
Payments of capital leases	(135)	(93)
Proceeds from common stock issued pursuant to stock option exercise	2,550	499
Proceeds from common stock offering, net	—	12,641
Income tax adjustment related to initial public offering	(172)	—
Proceeds from long-term debt	16,955	—
Debt financing costs	(200)	(100)
Deferred follow-on offering costs	(53)	—
Repayments of short-term debt	—	(1,400)
Repayments of long-term debt	(300)	(2,100)

Net cash provided by financing activities	18,645	9,353

Net change in cash	(1,663)	(4,347)
Cash at beginning of period	10,657	15,004

Cash at end of period	$8,994	$10,657

###